CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2013, relating to the financial statements and financial highlights which appears in the September 30, 2013 Annual Report to Shareholders of the Nuveen Symphony Credit Opportunities Fund, Nuveen Symphony Floating Rate Income Fund and Nuveen Symphony High Yield Bond Fund (each a series of the Nuveen Investment Trust III, hereinafter referred to as the “Funds”) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

January 24, 2014